Exhibit 107
CALCULATION OF FILING FEE TABLE
SC TO-I/A
(Form Type)

T. ROWE PRICE OHA SELECT PRIVATE CREDIT FUND
(Exact Name of Registrant as Specified in its Charter)

Table 1 - Transaction Valuation

	Transaction Valuation	Fee Rate	Amount of Filing Fee
Fees to Be Paid	—	—	—
Fees Previously Paid	$82,098,967.28(a)	0.00013810 —	$11,337.87(b)
Total Transaction Valuation	$82,098,967.28(a)
Total Fees Due for Filing			$11,337.87(b)
Total Fees Previously Paid			$11,337.87
Total Fee Offsets			—
Net Fee Due			$0.00(b)

(a)
The transaction value is calculated as the estimated aggregate maximum purchase price for Shares. The fee of $11,337.87 was paid in connection with the filing of the Schedule TO-I by T. Rowe Price OHA Select Private Credit Fund (File No. 005-94323) on August 3, 2026 (the “Schedule TO”). This is the final amendment to the Schedule TO and is being filed to report the results of the offer.

(b)
Calculated at $138.10 per $1,000,000 of the Transaction Valuation in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended, as modified by Fee Rate Advisory No. 1 for fiscal year 2026.